Exhibit 99.2

Final Transcript

Thomson StreetEventsSM

Conference Call Transcript
PFCB — Q4 2007 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Feb. 13. 2008 / 12:00PM ET

CORPORATE PARTICIPANTS

Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO

Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman — CEO

Bert Vivian
P.F. Chang’s China Bistro, Inc. — President

Russell Owens
P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

CONFERENCE CALL PARTICIPANTS

Destin Tompkins
Morgan Keegan — Analyst

David Tarantino
Robert W.Baird — Analyst

Larry Miller
RBC Capital Markets — Analyst

Steven Kron
Goldman Sachs — Analyst

Bryan Elliott
Raymond James — Analyst

Joe Buckley
Bear Stearns — Analyst

Sharon Zackfia
William Blair — Analyst

Nicole Miller
Piper Jaffray — Analyst

Keith Siegner
Credit Suisse — Analyst

John Glass
Morgan Stanley — Analyst

Greg Ruedy
Stephens, Inc. — Analyst

Mitch Spicer
Telsey Advisory Group — Analyst

PRESENTATION

Operator

Good afternoon, and welcome to P.F. Chang’s China Bistro fourth quarter 2007 earnings release conference call. Your lines have been placed on listen-only mode until the question-and-answer session of the conference. (OPERATOR INSTRUCTIONS) . Today’s call is being recorded. If you have objections, you may disconnect at this time. I would now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer for P.F. Chang’s China Bistro. Please go ahead,

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Thank you. Hello, everyone. Welcome to P.F. Chang’s fourth quarter 2007 conference call. Before we get started, I just want to remind you we expect to file our Form 10-K later this week. And as described in that document, the industry we operate in is full of risks and uncertainties. Throughout this call, we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those stated or implied in forward-looking statements as a result of the factors detailed in today’s press release and in our filings with the SEC. With that, I’ll turn the call over to our CEO, Rick Federico to begin.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman — CEO

Good morning. Joining me today are Bert Vivian, President of P.F. Chang’s, Russell Owens, President of Pei Wei Asian Diner, Mike Welborn, our Chief Administrative Officer and Mark Mumford, our Chief Financial Officer. I’ll have brief opening remarks followed by Mark’s financial review, Bert’s update on the Bistro, Russell’s update on Pei Wei and then we’ll close with some questions and answers.

It goes without saying, but the macro environment remains challenged. Candidly, it looks like this will be with us for at least the balance of the year, as there are no short-term solutions to the issues the consumer faces regarding discretionary spending. Internally we have our own set of challenges, but we are confident we are starting with two brands that a clear consumer favorites. For example, we continue to believe that our Pei Wei brand is well positioned and is a good consumer option in this macro environment. In spite of the economic issues, Pei Wei continues to be a consumer favorite. Recently released independent research of over 130 quick service or quick casual restaurants placed Pei Wei as the top consumer choice with the highest percentage of guests rating their experience as excellent. To even be included with outstanding companies like, In-N-Out Burger, Starbucks, Panera, and Chipotle is an honor, to be on top is special.

Traffic in our Pei Wei restaurants grew in 2007. The reality is our Pei Wei guest did trade around the menu a bit, ordering more lower priced bowls and fewer high priced entree, but the net result was more guest dined with us in 2007, than the prior year and without the benefit of price, comparable sales were flat. We did see the highest increase in traffic during the fourth quarter. In spite of Pei Wei’s increasing popularity, we recognized that improving operating margins is a priority. Russell will comment on internal operational and development plans designed to enhance returns from the concept.

At the Bistro, we found the fourth quarter to be very interesting and encouraging. In general, during the fourth quarter, we did see sequential improvement in our comparable sales. In particular, the California market improved, while Florida was a bit softer. During the holiday period, when the guests decided it was time to open their wallets and enjoy themselves, the Bistro was clearly on their list. The Bistro did spend the better part of 2007 designing, testing and rolling out initiatives that will enhance the guest experience. We are basically 100% complete with the introduction of the grill, rolling out the lunch bowl features, and the development of the mini desserts. We continue to evaluate the impact of marketing and messaging against these initiatives. These plans reflect a respect for the pressure the consumer faces today, and we believe help maintain the Bistro as a top consumer choice in the years to come. As promised, I committed to make a decision about the future of our Taneko business by the end of the year. There were many positives that came from our investment in Taneko, like the Grill to Bistro, the evaluation of online reservations, the development of a direct CRM process, and enhanced technologies that aid in improving operating efficiencies. However, we were not successful in broadening the audience for Taneko and felt our time, energy and capital were best spent on our core brands. As announced, we currently have a memorandum of understanding to sell Taneko and expect the asset purchase agreement to be completed in the next 60 days. We will maintain a minority interest in the new L.L.C., but only as a limited investor. We will not have any ongoing operational involvement once the transaction is completed.

On the last call, we discussed our thoughts on our development plans and our authorization to repurchase our shares. I will have Mark update you on the repurchase activity during the fourth quarter in his report. In the future, we plan on being both flexible and opportunistic in our repurchase plans. With regards to our 2008 development plans, I discussed on the last call we do not see any additional changes this year. We have already adjusted our Pei Wei development down to 25 strategic sites that best fill out or enhance markets where we currently operate. As we continue to monitor results from our margin enhancement exercise, and our ability to develop our leadership teams, we are keeping flexible on our thoughts on our 2009 development. As we get more clarity, we will share our thoughts.

Regarding the Bistro, we continue to believe there are 17 to 20 great sites each year that can generate the returns we expect. We are evaluating all projects, confirming our original assumptions when we signed the original letters of intent. We will not change our return expectations and should we conclude that unsigned sites in our pipeline do not meet these hurdles, we will adjust accordingly. Again, we are speaking about 2009 development plans.

Before I turn the call to Mark, to close my thoughts, I do believe that 2008 will be a challenging year. We will face both top and bottom line pressures. However, we will continue to adjust with an eye on doing what is right for our business long-term. That vision includes a short-term focus on needed enhancements and a longer-term perspective that maintains our brands at a very high level of relevance to the consumer. With that as a final thought, I’ll turn the call over to Mark.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Thanks, Rick. I would like to make a few comments on the Q4 2007 consolidated results, touching on a few of the larger adjustments and then we can move to the balance sheet and the 2008 forecast. Total EPS for the quarter came in at $0.28, which included an impairment charge of approximately $0.08 for the write-down of Taneko assets in conjunction with the planned sale of that concept. Net of this charge, Q4 EPS of $0.37 versus a forecast we put out on January 11, of $0.32 to $0.34, with the over achievement coming from more favorable tax rate then we were anticipating. Let’s quickly walk through what drove that favorable tax rate. The majority of our rate variance is attributable to events or actions that are unique to this quarter and for the most part we do not anticipate them having a significant impact in the future. They include the benefit of state tax credits in Texas and California, amendments to prior year tax returns to reflect additional expense deductions, and the release of discreet reserves for positions that are no longer deemed to be uncertain based on updated facts. As we look at our forecast for fiscal 2008, we expect our effective tax rate will be closer to 27%.

Our Q4 results also include better than expected Workers’ Compensation expense. Over the past few years, the company has focused on providing a safe environment for associates and guests through a number of safety programs and initiatives. This investment spending is beginning to have an impact on the frequency of our claims and we expect this favorable trend to continue. In addition, Group Medical expense came in slightly favorable to what we are expecting. This reverses the trend that we had seen earlier in the year, where Group Medical was edging higher than our expectations. Cost of sales came in slightly higher than we expected, primarily due to higher produce and a slight uptick in some of our proteins. On Pei Wei, minority interest is almost 400,000 favorable, which is attributable to a current year reclass of additional minority interest expense to the labor line for imputed partner bonus. As you may know, for reporting purposes, a certain percentage of minority interest expense is deemed to be compensation. Excluding this reclass, minority interest expense was in line with our forecast, and labor expense leveraged to a greater extent. If someone wants more detail to these or other variances on the income statement, please give me a ring after this call.

Now let’s switch gears and turn to the balance sheet. We ended the quarter with 24 million in cash versus 32 million at the end of fiscal 2006. Borrowings on our credit line totaled 85 million versus 12 million at the end of last year, an increase of 73 million. So where did we use the cash? Well, first we generated cash from operations of 138 million, an increase of 12% over the 123 million in 2006. We used 152 million in gross CapEx before TI, another 13 million in the purchase of minority interest, and another 50 million in share repurchases. These amounts represent the majority of our increase on our revolving line of credit of 73 million.

Diving into our CapEx number a little deeper, the 152 million is a gross number. We collected about 24 million in TI allowances, given as a net number of 128 million. Of that spend, about 23 million related to planned store openings for Q1 of 2008, when we will open five Bistros and 11 Pei Weis. We are projecting net CapEx spend for 2008 to be between 105 and 110 million, with the decrease driven by lower development plans for both concepts. We will open 25 Pei Weis in 2008 versus 37 in 2007, and 17 Bistros versus 20 in 2007.

During the fourth quarter, we repurchased approximately 1.8 million shares, using $50 million for an average repurchase price of $27.11. This leaves us with another 50 million under current authorization. We will continue to look at our buyback program through an opportunistic lens, as market conditions present.

Switching gears to our forecast for 2008. First, I wanted to touch upon the changes we have made in regard to what level of detail we will be providing from a forecast perspective. If the past, we had provided line item detail for both concepts. As we looked around our industry and others, we are clearly the outliers related to this process and given the uncertainty in the environment, our ability to accurately forecast line item detail by concept becomes even more difficult. So we decide to make some changes beginning in fiscal 2008, and I want to walk you through what that looks like.

First, and most importantly, we will not take away any historical information. We will still be providing all the level of detail we have always provided on actual results. This includes our earning release, earnings release by concept and our return on invested capital model. The information that is historically been provided in the revenue release will now be combined in the tables of our earnings release. We will provide our development thoughts for each concept and in general, how that will play out in top line revenue growth. This will include the general discussion of how we think existing locations will perform. As far as operating expenses are concerned, we’ll give you our thoughts on what factors may be effecting those costs one way or the other. For example, we think we will continue to see labor pressure in both concepts due to minimum wage increases on pressure on the benefits line. We will give you an EPS range for the year only. No quarterly guidance will be provided; however, with each earnings report, we will update you if our annual view has changed.

So let’s take a look at our 2008 forecast. I’m going to touch on the revenue highlights, as Bert and Russell will be filling in the details. On a consolidated basis, we are estimating revenue growing approximately 13 to 14%, with the Bistro growing around 10% and Pei Wei around 25%. Turning to operating margins, starting with the Bistro, we think we will continue to see a little pressure on the labor and commodity front, and as we talked about in Q3, we are planning to double our marketing spend in 2008, which could put a little pressure on the operating expense line. Overall, we expect to deliver more dollars on the restaurant operating income line, but may see some slight pressure on operating margin percentage.

Before I get to our Pei Wei expectations, let me take a deeper dive into our commodities expectations, as it effects both concepts. As you recall, most of our proteins are annually contracted and we are pretty much set for 2008. Let me briefly run down what we think is going to happen in each major category. Starting with poultry, the last couple of years have seen a marked decrease in chicken prices. We’re going to see prices rise about 8 to 9% in 2008, which puts them more in line with what we have historically seen for those pricing. On the seafood side, we expect to see a little favorability in shrimp and neutral to slightly lower for the other seafood items. Beef will be slightly up by about 3% over 2007. We will see some pressure in wok oil, as soybean pricing has seen a marked increase. Our supply chain folks did a nice job locking us into rice contracts before we began to see the run-up. Our current contract runs through September and is about $2 below our current pricing. We may see some pressure when we get to Q4 if the market doesn’t move back. And finally, we’re expecting to see slight inflationary rise in produce of about 2%, primarily due to transportation and labor. Net-net of all the above, we expect the menu increases and other initiatives such as the bowl rollout, et cetera, will offset the majority of the cost increases, leaving us with only slight pressure.

Now moving to Pei Wei, we expect to see between 50 and 100 basis point improvement in operating income, with the majority of that improvement coming from labor and G&A expenses. Part of the improvement is coming from the maturation of store base. Part is coming from opening a higher percentage of our new stores in existing markets, and some is coming from the initiatives to improve both hourly and management labor. Russell will touch on some of these details in his overview. We will see some pressure in the shared services G&A, primarily due to incentive compensation and the anniversary effect of infrastructure investments that we made in 2007. The total home office bonus that is loaded into the forecast is around 5.5 million, or about $0.15 of EPS. About two-thirds of that expense is hitting shared service, and the rest is in the concepts. This is an incremental expense as we did not achieve EPS objectives in 2007 that warranted bonus payments.

Dropping down to development costs, we expect to see a decrease in preopening expenses of over $4 million split evenly between the concepts, which is attributable to the slowing of growth at both concepts in 2008. The majority of the reduction in preopening expenses will be offset by an increase in partner investment expense due to credit recognized during 2007 related to Bistro’s early buyout of certain partnership interests. Interest expense will be up by about 4 million next year primarily due to current higher level of borrowings on our credit facility. We’re estimating our fully diluted share count to average around 24.5 million for the year. Based on the above estimations we expect fiscal year 2008 EPS to range from $1.32 to $1.38.

Looking at our cash flow projections for to 2008, in 2007 we were a net user of cash by 14 million. We spent 152 million in CapEx gros before TI allowances, versus cash from operations of 138 million. We expect to reverse that trend in 2008. We expect to generate between 140 and 145 million in cash from operations, and have a gross CapEx spend of between 125 and 130 million, giving us a positive cash flow of somewhere between 10 and 15 million. And lastly, our next earnings call will be on April 23, when we’ll discuss the results of our first quarter. With that, let me turn the call over to Bert.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Good morning, everyone. Thank you for joining us on our call today. My comments will be short and sweet and I’ll focus on the revenue side of our business. Let’s start with our development plan. We intend to open 17 Bistros in 2008, which is consistent with our previous guidance. These openings will be slightly front end loaded, with ten restaurants opening in the first half of the year, and seven in the back half. Five restaurants will open in the first quarter. Three have already opened their doors in Tri-City, Washington, Huntsville, Alabama, and Natick, Massachusetts. The remaining first quarter development will be in Anaheim, California and Augusta, Georgia. We expect total sales week growth to be in the 12 to 13% range versus last year. In so far as our overall sales levels are concerned, we believe that the average weekly sales change in 2008 will not be too different than what we saw in 2007; namely, we expect our system wide average weekly sales to decline somewhere between 2 and 3%.

On February 4, we modified our menu with the system-wide rollout of our lunch bowls, mini dessert and four new salads. There is no pricing change in this menu revision. Our lunch bowls and mini performed well in Arizona and in California in the last six weeks of 2007. Guest response has been favorable and we are comfortable with the operational execution of both products. Our four new salads include a chopped chicken salad, a light shrimp and watermelon salad, and two wedge salads, one plain and the other with grilled chicken. As Rick mentioned, our grill rollout is essentially complete. From a culinary R&D standpoint, we are focusing on leveraging our grill investment with the addition of a couple new grill items. As these items become guest-ready, we will modify our existing separate grill menu as opposed to our regular menu. Our next regular menu modification is tentatively slated for mid summer.

After our successful grill marketing campaign in Cincinnati last year, we will press our bet in the first half of this year, with some marketing dollars in Southern California. If the campaign strikes a chord, additional markets will be targeted. Our total marketing spend is currently planned to double in 2008 versus 2007, or $9 million versus approximately $4.5 million. Our thoughts and spend remain flexible based upon our success or failure. With that, I’ll turn it over to Russell.

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Thanks, Bert. First, a review of our 2007, 2008 development. We opened 37 locations last year, with a weekly sales volume averaging just over 31,000 at year end. Breaking down that total a bit further, we opened seven locations in our mature markets in Texas and Arizona. Those locations were averaging about $36,000 per week at year end. We opened 16 restaurants in new markets, Tampa, Detroit, Miami, and Philadelphia, being the major new markets. The remaining 14 openings were in relatively new underpenetrated markets. San Diego, and the greater Washington, DC area being a primary focus. The average weekly sales rates of those 30 locations in new and underpenetrated markets was approximately $30,000 at year end.

Looking into 2008, the focus of our development will continue to be in the same markets as 2007, and we expect to open 25 restaurants for the year. We will open only two locations in new markets, neither of which should have the challenge of awareness that we experience in a major new market. Of the remaining 23 locations, 17 will be in underpenetrated markets, and the balance are six in more mature markets in Texas, Arizona and Oklahoma. The major cities of emphasis, one half of our total openings this year, are Miami, Tampa, DC, Detroit, and Philadelphia. Our opening schedule is heavy in the first quarter, with 11 openings projected. In fact, we’ve already opened nine restaurants so far this year. The pace slows down in the middle of the year, and another wave of openings will be in late summer through early fall.

From a total revenue perspective for 2008, we expect an increase in total sales weeks of about 25% over 2007. In the area of marketing, we were pleased with the results of many of the test initiatives implemented in the fourth quarter of 2007. We anticipate spending approximately $3 million in 2008, or about 1% of revenues. The spending will be a bit lighter in the first quarter, and more directed to research and production costs. The lions share of revenue-driving programs will begin in the late second quarter of this year. Currently our plan targets spending almost two-thirds of our budget in the mature, more densely penetrated markets of Dallas, Phoenix, and Houston. The balance of our spending will support new openings in our newer markets of Detroit, Philadelphia, and South Florida. The tactics will vary by market and include mass market and individual restaurant initiatives, using various combinations of media, replicating some of the successful tactics from late last year, as well as continuing to test new programs in combinations.

On the culinary front, we’ve just rolled out an updated menu. System-wide, we’ve added our first dessert, a chocolate chip cookie baked fresh in-house. We also added a new entree style,[Tai Dynamite] which was a successful feature item for us in late 2006. We’ve also deleted a couple of lower selling items in order to keep our menu size and complexity from growing over time. In this menu change, we’ve taken a price increase. At Pei Wei, we have three pricing tiers across our system, one for California, one for the higher East Coast areas, and one for the rest of the country, which is about 80% of our system. The increase ranges from 2.5% for the majority of the system to 1.5% for the East Coast menu. We are always cautious about raising prices and do so reluctantly, but ongoing cost pressures in the areas of commodities and labor that Mark mentioned earlier necessitate this move. Like most, I don’t see these pressures abating any time soon.

Finally, an update on our internal project of improving productivity and profitability. On the last call I discussed our need to focus on making operational systemic changes to how we operate at Pei Wei, better enabling us to achieve our financial return targets and average weekly sales volumes closer to 36,000 per week. We’ve been in test two full months now and I am encouraged by the early results. We have recently made some modifications and adjustments to the model restaurants, but I would say we’re about where we hope to be in this point in the process. We’re not yet ready to roll anything system wide and intend to continue to test and evaluate, adjusting as necessary, for two to three more months. Based on the early P&L results to date, along with feedback from our operational team, and detailed consumer research, I believe we will be in a position to have initiatives rolling out in the back half of this year that will significantly improve our operating results. With that, I’ll turn the call over to Stacy for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Destin Tompkins from Morgan Keegan.

Destin Tompkins — Morgan Keegan — Analyst

Thank you. Bert, you talked a little bit about a marketing plan for 2008. Can you just tell us a little bit about some of your testings in Cincinnati, the plan for 2008, and what you expect to see from that marketing plan?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Well, Destin, I probably won’t add too much more color than what I did in my specific remarks. Last year in Cincinnati, we did a number of things from a marketing standpoint. Virtually everything other than TV type media. We, we thought that it provided a nice lift to our sales in Cincinnati. It drove a number of folks into our restaurant. I think we were able to capture some new guests. We will try the same type of tactics as we push forward into California, again, a number of different medias, and channels other than TV, and we’ll see if we have the same type of results in California. If we’re successful there, then we’ll begin to do — we’ll perform the same type of operation in various markets around the country. It’s — we will see whether or not we’re successful as we roll through the year and at that point in time, I’ll comment probably a little bit more on that.

Destin Tompkins — Morgan Keegan — Analyst

Okay, and did you say how much menu pricing you assumed in your forecast for 2008 for the Bistro?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

I didn’t, but my guess is you can assume that we’ll be somewhere in the 2 to 3% kind of price for ‘08.

Destin Tompkins — Morgan Keegan — Analyst

Okay, and then I just had one more question he he for Russell on Pei Wei. There’s been a lot of focus on improving the operating margins and labor’s been one specific area you guys are targeting. Can you just layout maybe some of the initiatives, some more detail around how you’re looking to reduce labor, reduce turnover, some of the things you’re working on there?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

I’ll add a little flavor to that, Destin. I think we are looking at revising some prep and processes in the back of the house that will simplify products, reducing labor costs. We are looking at how we staff the restaurants from a managerial versus hourly perspective and trying to reduce management time and focus on specific functional tasks. And we look at reducing some of the menu items on the menu. The test menu has fewer items that will just simplify the operations and eliminate, say, position in the back of the house, an hourly position in the back of the house. We’re cautious about that one because we’re taking things off the menu, so we want to make sure consumer feedback and sales trends aren’t negatively impacted by that. But those are kind of the primary focus. We’ve got a lot of development programs and leadership development programs designed to enhance our, the ability of our managers to run restaurants and make them better operators for Pei Wei Asian Diner.

Destin Tompkins — Morgan Keegan — Analyst

Okay, great. There had — you at one point had talked about an effort to reduce turnover, management turnover. Can you, are you seeing any progress on that front?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Well, we just rolled that out in the fourth quarter, so it would be early to say anything. Our turnover is — but I think it’s going to have the impact we want it to have.

Destin Tompkins — Morgan Keegan — Analyst

Great, thank you.

Operator

Our next question comes from David Tarantino of Robert W. Baird.

David Tarantino — Robert W.Baird — Analyst

Hi, good morning. Bert, could you clarify the pricing structure at the Bistro as you move through the year?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

I’m sorry, David. What do you mean?

David Tarantino — Robert W.Baird — Analyst

You’ve mentioned 2 to 3% pricing for the year. Is that, is that in the menu throughout the year, or is that—

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

I would say that as we look at the year in total, we’ll average somewhere between 2 and 3%. In terms of when that happens in the year, that remains to be seen.

David Tarantino — Robert W.Baird — Analyst

Okay, thanks. And then could you give us an update, Bert, on trends that you are seeing today in if the first quarter?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

David, I think we’re going to stay quiet. As Mark mentioned, we’re going to talk about the year in total and not get into too much about from quarter to quarter or actually intraquarter, if you will. We’ll be happy to talk about the first quarter in April.

David Tarantino — Robert W.Baird — Analyst

Okay, and then I guess a follow-up to that, on your assumptions for ‘08, what traffic patterns have you assumed in your average weekly sales decline? I know there’s a lot of mix benefits that you might see from the menu enhancements, but what traffic have you assumed for the year?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Our expectations are pretty modest. Certainly given what we have seen in 2007 and I think what we’re staring at in 2008 is well documented out there. I think if we’re going to he see an average weekly sales decline of 2 to 3%, you can assume that we’ve got some negative traffic there.

David Tarantino — Robert W.Baird — Analyst

Okay, thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Our next question comes from Larry Miller of RBC Capital Markets.

Larry Miller — RBC Capital Markets — Analyst

Yes, hi, thanks. I’m hopeful traffic will improve, Bert. Maybe I’ll ask that in that light, kind of big picture question. What would be the sensitivity to same-store sales at the Bistro if traffic did improve to margins, I should say?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Well, I think that, you know, as we saw frankly in December, when we see revenue, revenue levels increase at the Bistro, we’re fairly efficient in terms of bringing those dollars to the bottom line. Right now our struggle, and has been for a little while now is making sure that our top line grows. That’s where we’re spending all of our time focusing on. I think our economic model has worked since we’ve been here. It’s certainly easier to make money with an upward sloping revenue line and that’s what we’re focused on. I believe at some point in time the sun will shine on us again and we’ll be able to turn some of those sales dollars into profit dollars.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

And, Larry, this is Mark. If you hold everything else constant, you hold your operating margin constant, a rule of thumb is about 10 basis point change in the Bistro will drive an incremental $0.01 to EPS and for Pei Wei, about 25 to 30 basis point increase will drive an additional $0.01of EPS.

Larry Miller — RBC Capital Markets — Analyst

Okay. That’s very helpful. And just when you said the sun shines again, and obviously it will at some point, what, what — how do you think about the Bistro margins today? Because clearly historical margins are probably not relevant anymore. What can we do on that level?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

At Bistro operating margins?

Larry Miller — RBC Capital Markets — Analyst

Yes.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Well, I think that from a cost of sales perspective, if you look back over time, we actually run in a fairly narrow band, despite what the commodity pressures du jour might be. Labor’s always a problem. In this industry labor is an open sloping line that you simply try and hold back over time. We’ve had some pressures in the last couple of years, from an operating expense perspective as it relates to our utilities. We’re going to see a little pressure this year as we increase our marketing spend, but overall, I will tell you that we’re — not that we’re happy with our margins because I think we can improve our margins, but I will tell you if we see it tick up in traffic and tick up in our revenue, I think you’ll see that performance.

Larry Miller — RBC Capital Markets — Analyst

Great, thanks. And just one clarification. On the partner expense that you were talking about, Mark, can you give me more color on that? Is that sort of like a one-time reversal and it shouldn’t continue into the out years?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Yes, in 2007, we changed our partnership structure at the Bistro and our partners no longer bought into the restaurant as legal partners and instead participate in an incentive compensation program, based on restaurant profitability and improvements, and operating performance. As such, we’re no longer record partner investment expense charges, but the new restaurant — typically that was about $220,000 per store. We’re also not going to have the minority interest expense that’s related to those new locations. Instead we’re going to recognize compensation expense for these partners under that new program. As Bert mentioned, probably putting a little bit additional pressure on labor and G&A line, as we look at 2008. The G&A line is going to he be pressured from the multi-unit operator expenses and that’s where their compensation expense gets booked. Additionally as a change to that program, many of our partners requested early buyouts of their interests, and that helped us reduce our partner investment expense. We recognize a credit of about 3.4 million, and I think you also talked about as using about $11 million in cash attributable to those buyouts. So going forward we don’t expect to see on the Bistro anywhere near the magnitude of those credits in 2008. We could see a little bit of a cleanup of some, a couple of partners here and there, but for the most part, I think we’ve bought out the ones that are going to be bought out.

Larry Miller — RBC Capital Markets — Analyst

Thanks very much.

Operator

Our next question comes from Steven Kron of Goldman Sachs.

Steven Kron — Goldman Sachs — Analyst

Thanks. Hi, guys. Couple of questions. Mark, as a follow-up to that last question, there’s obviously a lot of moving pieces throughout the P&L on a year-over-year basis, not the least of which is the partnership interest reversal. Also, obviously a higher tax rate, less preopening expenses. I guess if you just kind of drill down, you think about from an operating growth perspective, can you help us kind of get through the clutter a little bit and how you’re thinking about just the pure operating profit growth on a year-over-year basis?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Yes, I’ll take a shot at it. If you start with the $1.32 of EPS, at the Bistro we expect to have, as we pointed out, additional restaurant operating income, call it in the range of $0.12 to $0.16, somewhere in that range. We mentioned that we’re going to have less preopening expense, kind of split evenly between the concepts of less, $4 million less. That’s roughly $0.06 of EPS in both of the concepts. We’re going to have that pressure of the partner investment expense in 2007 that gave us a little bit of a tail wind of $0.09. We expect Pei Wei in 2008, as they improve their operating margins by 50 to 100 basis points to be a positive contributor to our EPS in 2008, and shared services, we’re going to have some pressure, both from the investments in the infrastructure we made in 2007, but weighing more heavy would be the bonus and shared services, that’s going to hurt us by $0.10 . Overall, bonus is going to put some head wind against us by about $0.15. We’ve moved the Taneko operating loss down into discontinued operations, so in 2007, that was about $0.05 of EPS hit. We bought back some shares. We’re going to have additional interest expense. We’re not anticipating having a whole bunch of EPS benefit from that buyback. It’s going to be fairly immaterial in 2008, because we are already in a borrowing position when we bought back that 50 million. So maybe we’ll have a $0.01 or so, $0.015 related to the buyback. So given all that, that’s how we get to our EPS

Steven Kron — Goldman Sachs — Analyst

Okay, thanks. And Bert, on the grill, can you just talk to us a little bit about I guess the margins of the grill product, both at the restaurant level and I guess, Mark, maybe at the overall company level, because I would imagine you would get some leverage off of a higher ticket item. And also whether you’ve been able to measure whether it’s new guests are coming in because of the grill items, and eliminating kind of maybe that veto vote, if you will, or are you finding that it’s more existing guests coming in, seeing the spot on the menu and deciding at this point to try it?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Stephen, we’re very democratic when it comes to our guests. We don’t care if they are new or old. We just hope they come in. Most folks don’t tell us if they are new or not, so we really can’t define whether this is necessarily driving new traffic or not. From a margin perspective, on a percentage basis, the grilled items have a lower profit percentage, but from a dollar standpoint they actually contribute more dollars.

Steven Kron — Goldman Sachs — Analyst

Okay, thanks. And lastly, just Russell, you mentioned that you’re pleased with the marketing spend that you guys had. You had some I guess good results. Could you elaborate a little bit on that and maybe what types of sales list you think you can assign to the marketing spend that went into those markets?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

It varied by markets. Some things worked better than others. Evaluating it on a — we sort of value it on a long-term return basis. So it would be hard to do that across the board. Of the $3 million, there’s a third of that is sort of either production or research or fees that aren’t really revenue-generating. The other two-thirds are specific media campaigns. Some of those are just in new markets and we’re not — it’s impossible to measure whether we would have opened at a lower volume than we think we’re opening. It’s just the right thing to do for the business, but the amounts we spend in the Dallas and Phoenix and Houstons of the world are generating positive bottom line returns for us, so that’s lifting sales to the necessary levels to do that. I don’t — again, it varies by how much we spend and by market. In a bigger market, it’s less lift, but we’ve got more stores to cover it over. In a smaller market, it’s a bigger lift. It’s kind of hard to generalize.

Steven Kron — Goldman Sachs — Analyst

Okay, thanks very much.

Operator

Our next question comes from Bryan Elliott of Raymond James.

Bryan Elliott — Raymond James — Analyst

Good morning, gentlemen. A quick follow-up actually first. Bert, did you talk about the average ticket impact on the grill? You just gave us the sort of gross return to net information, but what’s average ticket, and I may have missed this, did you talk about what the mix of it is now?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Oh, Bryan, you missed very little, and I didn’t talk about either one of those things. If you look at our average ticket, again, not on a per-person basis, but on the average ticket in our restaurant, we saw about a, comp 7 to 8% growth year-over-year from 2007 to 2006. If you — for example, if you just look at December, if you want to measure the grill impact, our average ticket moved up between 7 and 8%. I will tell you that most of that is being driven by the grill.

Bryan Elliott — Raymond James — Analyst

Okay. So are you done seeing the phenomenon that you talked about of I think about 18 months ago when we first saw the industry sales weakness and I believe it was in a summer conference you talked about the, putting your tickets in buckets and the under $10, under $15 bucket. I think the size was down a lot and appetizer and drinks. Have we lapped that phenomenon enough that we’re not seeing that incremental impact from that change anymore?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Well, we have lapped it, but that doesn’t mean that it’s gotten better. The fact of the matter is that we — if you align our tickets into price buckets, if you will, we continue to see leakage at the lower price buckets, and we continue to see gains at the higher price buckets and the line in the sand, if you will, is right around our average ticket. So roughly around $35 is where we see the shift in greater tickets, greater number of tickets on those average tickets above 35 and less tickets on a year-over-year basis when we’re below that number. Unfortunately it’s consistent with the patterns that we’ve seen for the last year and a half. It’s consistent with patterns that we’ve seen in the past and prior lives during slowing economic or recessionary times, where you simply lose your lower end guest. Frankly, in our opinion, there’s not a lot you can do right now to regain those guests, so we’re trying hard to make sure if people come through our doors, that we do everything possible to provide them a great dining experience and a full dining experience, from appetizers to desserts, to cappuccino to espresso. That’s our charge and that’s what we’re trying to do.

Bryan Elliott — Raymond James — Analyst

Okay, fair enough. That’s helpful. Thank you. Couple house cleaning items for Mark, what, what’s a good guesstimate on the TI for ‘08?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

I think we gave you 105 to 110 million.

Bryan Elliott — Raymond James — Analyst

h, that’s right, yes.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

On a net basis. And I think 120 to 125 on a gross basis, so the difference is going to be a guesstimate on TI right now.

Bryan Elliott — Raymond James — Analyst

See, I missed that. I was thinking that was an ‘07 number, but you’re right. I assume in the interest and the fully diluted shares assumption, yes, fully diluted shares projection you gave us, that both those would assume no additional share repo, just for modeling purposes.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

That’s correct. We haven’t assumed — we have 50 million left on the authorization. The modeling that we have done does not assume that we have repurchased any additional shares in 2008.

Bryan Elliott — Raymond James — Analyst

Very good, and just to clarify, make sure I understand the partner investment expense correctly, that is a continuing program at the Pei Wei business, and so the amount of expense from that and swing that you have articulated essentially is a normalized amount for the continued growth in Pei Wei, with little or no buy-ins, nor new entrants in the Bistro side, correct? That is absolutely correct. All right. Thanks a lot.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

All right.

Operator

Our next question comes from Joe Buckley of Bear Stearns.

Joe Buckley — Bear Stearns — Analyst

Thank you. Couple of questions related — back to the pricing at the Bistro for a moment, you said the new menu had no price increase. Year-over-year, what are you running right now and when do you lap whatever you last did in ‘07?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Joe, we’re running again. We’re probably running that 2 to 3% price right now.

Joe Buckley — Bear Stearns — Analyst

Okay. And to maintain it for the full year, do you have to raise prices again at some point in ‘08?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

You could probably make that assumption, yes.

Joe Buckley — Bear Stearns — Analyst

Okay. Question for Russell, the changes at Pei Wei, from a consumer perspective, is there anything that the consumer is going to notice?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

System-wide changes or the test, model store changes, Joe?

Joe Buckley — Bear Stearns — Analyst

Yes, model store changes, I’m sorry.

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Yes, there’s 10 less products on the menu, so a portion of those, our guests will notice that. They are not our most popular items, but they are items we sell a reasonable number of.

Joe Buckley — Bear Stearns — Analyst

From a service perspective, is there any change, or is the same service format?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

No changes in the service perspective. They won’t notice anything other than the — one of their favorite dishes, if they happen to be one of those few that order that, will no longer be available.

Joe Buckley — Bear Stearns — Analyst

Okay, and how about the look of the store? Interior or exterior, any changes there, or no remodel aspect to this?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Not in the model stores. We’re constantly looking at our look and feel and trying to keep it fresh and we have made some changes in the back of the house to configuration and spec that will hopefully facilitate some of the productivity changes and also just using different equipment that will maybe reduce our R&M costs on an ongoing, go-forward basis, but nothing the guests would notice at all.

Joe Buckley — Bear Stearns — Analyst

Okay. And then Mark, just as a couple more for you, on the food costs, I think you said net-net you expect some modest margin pressure. First of all, is that right, and what kind of food inflation, the whole basket of what you sell are you anticipating in ‘08?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Yes, and that is correct. We — on the protein side, we got some of them that are going to increase, like on the poultry side, and beef is going to increase a little bit. Seafood is going to help us somewhat. Net-net, we think that the 2 to 3% price that Bert has talked about and the 2% price that Russell will be taking at Pei Wei should offset the majority of the commodity pressures that we’re going to see in 2008. So quick back of the envelope type math means that overall we’re probably going to see anywhere in the neighborhood of 70 to 80, 85 basis points of pressure on commodities in 2008.

Joe Buckley — Bear Stearns — Analyst

Okay. Okay, and then just back to the partner investment expense again for a moment. Do you have a sense what that number will look like for the full year ‘08? I mean is that — I think you said a $0.09, $0.099 tail wind, but really I think in ‘07, it was more like a $0.19 [wing]— from expense to a credit.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Right. So in 2007, we had that 3-point something million credit. It helped us by $0.09 in 2007. So obviously we’ll be going up against that in 2008. On the Pei Wei side, they are continuing with the partnership program. Roughly $50,000 per location when they open is expensed to the P&L, so roughly 1.4 million, somewhere in that neighborhood of partner investment expense in 2008 for Pei Wei. I wouldn’t model anything for the Bistro.

Joe Buckley — Bear Stearns — Analyst

Okay, thank you.

Operator

Our next question comes from Sharon Zackfia of William Blair.

Sharon Zackfia — William Blair — Analyst

Hi, good morning. I had a question for Russell and a question for Bert. So Russell, your first, I think Bert has actually done a really good job increasing the price points on the Bistro menu and maybe alleviating some of the veto factor at the lower end. Is that something you’ve been able to do at all at Pei Wei in this latest menu change, or is that something you’re contemplating?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Raising the average spend, is that—

Sharon Zackfia — William Blair — Analyst

No, no, increasing the price point bandwidth, so just making sure you’re not losing the customers on the low end, the customers that were trading down to the bowl.

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

It wasn’t a broad strategy to do that. Our latest menu changes and price increase was pretty selective and minimal. We raised our bowl prices by $0.20 to $0.25, and we raised our kid pricing by $0.20 , and we took our, one of our lower end protein prices up $0.20 to $0.25 . In terms of new products on the menu, we actually took one down to the lower end, took a high end product and dropped it into a bowl format that will, lowers the price by about a $1. But nothing sort of broad brushed in terms of trying to address the low end. We feel real confident we’ve got the low end spend covered, with our bowls and our

Sharon Zackfia — William Blair — Analyst

Have you seen the average ticket move at Pei Wei?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Yes, it’s moved — it moved down, a little over 1% last year all year long, and a little bit — on the 2006 price increase we took in early second quarter, it moved down that, at that time also, by about the same amount.

Sharon Zackfia — William Blair — Analyst

Okay, and then separately for Bert, I think if I kind of do the math with the preopening expenses, it keeps going up relative to the amount of restaurants you’re opening, and I guess I’m wondering is there a way to refer that preopening, and maybe you can give us some color as to what’s been happening.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Mark’s waving at me so I think he wants to tackle that.

Sharon Zackfia — William Blair — Analyst

Okay. Go ahead, Mark.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Well, we did dig get into it because obviously it did go up. Preopening sense at the Bistro was slightly impacted by the timing of some of the 2008 openings. As you know, we’re going to open five of those, five Bistro in Q1 versus one of last year, so that put a little bit of pressure in 2008. In addition, we opened some, a few high profile locations, Spruce Center is an example of that. So we saw some of the pressure from the move in our development schedule. Obviously in 2008, we’re going to be focusing real closely on monitoring those costs and looking for opportunities to reduce them. Pei Wei’s preopening expense in 2007 was effected by the number of new markets that they are going into, the 15 locations opening in new markets, and they have a substantially higher preopening expense in those new markets compared to a mature market. So in 2008, if we go into existing and mature markets, we expect to see Pei Wei’s preopening expense come more in line with the historical.

Sharon Zackfia — William Blair — Analyst

Okay, thank you.

Operator

Our next question comes from Nicole Miller of Piper Jaffray.

Larry Miller — RBC Capital Markets — Analyst

Good afternoon. I just wanted to ask Bert about the bowl specifically and the new menu rollout. I understand that you can get — sounds like the bowls you can get the lower end. Maybe the grill you’re getting a higher end ticket. But the bowl specifically, is there a segment of stores that have had it for a while and are they near a Pei Wei? Because to me it’s a little bit overlap with the Pei Wei menu and I’m just wondering how you’re thinking about that.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Sure, Nicole. We’ve, we’ve had the bowls in place in Arizona, in California, towards the back end of the fourth quarter of last year, and obviously certainly in Arizona and in California, we have Pei Weis nearby our Bistro. It really is — it’s a different price point and a different experience between the two brands. Frankly, I don’t think there’s a lot of trade-off between the Bistro and Pei Wei when it comes to the bowl product itself. Again, it really is — it’s more — the difference between the two brands is more the type of experience and the amount of time that an individual guest has at that point in time. So we don’t think there’s a huge problem there. So far the — again, we’ve had this in place for a little while. The guests have certainly enjoyed it. The anecdote tall feedback has been very positive. Just as importantly, I think our operators have done a good job of executing the concept and executing the items. So with couple weeks ago we rolled it out across the system. We’ve had it in place for all of one week now. I will tell you that, again, without really telling anyone, we sold a fair amount of bowls last week across our system. So we’re really pleased with both the bowls and the mini desserts at this point.

Larry Miller — RBC Capital Markets — Analyst

Okay. That’s helpful. Thank you. Russell, I’m in the Minneapolis market and I know specifically the marketing program was a free entree. I’m wondering how that program specifically compared to other markets and then just interested — curious for you to put in context why Minneapolis isn’t a target marketing market that you — I guess versus the others that you mentioned. Thank you.

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Okay. In terms of the marketing initiatives there, they were — the offering, the direct mail offering was exactly the same as in other markets. The difference is existed in some markets, supported that with billboards, some with radio, some on a stand-alone basis. And I can’t recall exactly what was in combination in Minneapolis in that quarter. But generally speaking, our redemption rate was well beyond our expectations, and that genre direct mail I think, if you do 4 or 5%, you’re feeling pretty good about the effectiveness of that, and we saw double-digit kind of redemption rates in the mid double-digit kind of 10, 15, 20%s in some locations, redemption of our offer. And that gives you the opportunity to retain at a higher level post offering, which we have done in most markets and are real happy about that. That’s where you get the payback.

In terms of 2008, Minneapolis not being a target market, we still have dry powder in our budget. Certainly something on our radar screen. Sort of felt like we had let the dust settle from the fourth quarter in that market. It’s not as, it’s not as a media efficient market as the Dallas, Phoenix and Houstons of the world and so we’re going to spend our money first in those markets where they are more efficient and we’ll see where Minneapolis settles and then maybe something happens in the back half of the year there.

Larry Miller — RBC Capital Markets — Analyst

Thank you.

Operator

Our next question comes from Keith Siegner of Credit Suisse.

Keith Siegner — Credit Suisse — Analyst

Thank you. Russell, quick question for you. When you look at the same-store sales at Pei Wei, the recent years 2004, 205, 2006, all very encouraging. The earlier class years, ‘01, ‘02, ‘03, still showing some negative same-store sales. I’m wondering if you can help me understand what’s going on there. Is it cannibalization — how should we think about the trends for those earlier class years?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

Well, I think it’s a couple factors. One, a lot of, lot of those restaurants are in our early markets of Phoenix and some, to a lesser extent, Southern California, which have been more impacted by macro issues than the rest of our system. We’ve also got some cannibalization in those markets that we’ve added six or seven over the last — in the last year, and will do so this year, selectively in those markets. And I think some of it’s just sort of maybe lack of awareness and that’s why we are focusing some of our marketing efforts in ‘08 in those markets of Houston, Phoenix and Dallas, where some of those older class year stores reside. So it’s a combination not any one thing. It will take a little bit of all those things.

Keith Siegner — Credit Suisse — Analyst

Okay, and when you think about the margins for Pei Wei kind of longer-term the next three to five years, if you think about where the opportunities really lie, let’s say in a normalized food cost environment, how much of it comes from the cost, how much of it needs come from same-store sales growth, how do you weigh the different levers to margin opportunity for the brand?

Russell Owens — P.F. Chang’s China Bistro, Inc. — EVP — President of Pei Wei

I think the biggest opportunity is in labor costs. Our cost of sales aren’t very far off where we would want to be on a long-term perspective. Labor is a function of maturity of the system and some of the initiatives we’re working on internally with simplifying the brand. So occupancy, depreciation, that’s levered on, that’s leveraged by sales volume, so our biggest opportunity, our biggest opportunity is to make the systemic changes. We’re testing right now system in our project stores, model stores. The second biggest opportunity is just the maturation of the system, and then the third opportunity is to build average weekly sales volumes in our newer restaurants so they get the same level of leverage on the fixed cost that are mature restaurants have.

Keith Siegner — Credit Suisse — Analyst

Okay, and one last question for Mark, with the preannouncement, one of the things that was mentioned was that medical and Workers’ Comp adjustments, some of which were not recurring, contributed to some of the upside. How much was the nonrecurring piece?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

We’re estimating that we had a pickup from a nonrecurring type of adjustment in Workers’ Comp and group medical, somewhere between $0.03 and $0.04 for Q4. Now, we’ve made some investments in our safety programs at both of the concepts, and so it’s hard to tell when and to what extent some of those are going to start to come in. But we are seeing reduced claim levels right now.

Keith Siegner — Credit Suisse — Analyst

And that hits both concepts and shared services, or—

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

On the Workers’ Comp, the predominantly it follows the revenues.

Keith Siegner — Credit Suisse — Analyst

Okay.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

You’re going to see the biggest piece hitting on the Bistro to some extent on Pei Wei, not really effecting a whole lot of shared services.

Keith Siegner — Credit Suisse — Analyst

Okay, thanks.

Operator

Our next question comes from John Glass of Morgan Stanley.

John Glass — Morgan Stanley — Analyst

Thanks. I want to clarify, Bert, the comments you made on the mix. You said mix currently at the bee trough is running 7 to 8% year-over-year?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

John, what I mentioned was the average ticket has increased in December, again, trying to get as much grill activity as possible. If you looked at the December results, we saw our average ticket go up about in between 7 and 8%. Some of that’s price. Some of that’s mix. Most of that is mix-related.

John Glass — Morgan Stanley — Analyst

If you think about ‘08, how does that mix benefit progress through the year, in other words, when did you — is it December, the first month you really saw that full impact of the grill, or how does it phase?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

We’ve been rolling the grill out basically in the back half of ‘07. So we saw some of that benefit, certainly on an individual restaurant basis throughout the year. You will continue to see a slide lift on a year-over-year basis at the Bistro. Price is a funny thing. We’re always very specific when it comes to price increase and product mix and those types of things, but frankly it’s a mix of both. And it’s really more art than science. As you look at the Bistro, clearly we are attempting to push the average ticket up a little bit to try and make some adjustments for the folks on the lower end that during this particular point in time in life they have moved away from our restaurant. We’ve talked about that for the last 18 months or so. So we’re trying to balance that out a little bit and I think you will see in ‘08 when I talk about an average price increase of 2 to 3%, clearly that is a function, again, of price and product mix. As we move throughout year, we’re going to pull a few of those levers to such that I think we’re going to average in that 2 to 3% range.

John Glass — Morgan Stanley — Analyst

Got it. And then a number of casual dining concepts have cut their unit growth dramatically in the last couple of quarters. Some smaller companies that were previously thought of as growth companies. How do you — you haven’t really at the Bistro, and so how do you think about that? Is it your returns really haven’t diminished despite maybe some erosion in the concepts margins or are you too late in the year to make those adjustments and so it would really be an ‘09 conversation anyway?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Well, I think that the Bistro has always enjoyed some very good unit economics. There’s no question that over the last few years, those economics have come back to us a little bit, but nonetheless, it still makes sense to build Bistro at this point in time. We’ve always been very consistent in our thought process, that we will build Bistro as long as it does make economic sense and it continues to do so. As we look at ‘08, we have clipped a couple of restaurants often of the ‘08 development plan. Those restaurants were in California, so rather than — we’ve been running about 18 to 20 restaurant as year. This year it’s around 17. As we look into ‘09, if we’re right on our forecast for this year for the Bistro, I would not expect much modification when it comes to ‘09, because I think it’s still going to make sense to build Bistro. As I look at our development plan for this year, we’ve got 17 good sites and even if I could wiggle my nose and change the world today, I wouldn’t. I would still build these 17 restaurants.

Now, if we’re wrong on our forecast and things get progressively worse, then I can assure you, ‘09 will look different than ‘08, but right now it’s, it’s still — it’s barely spring training. Pitchers and catchers just reported. So we’ll see as we move through the year. I remain very confident in our concept and its ability to drive great economics. If the sales line helps us a little bit, I can assure you we’re going to build more Bistro.

John Glass — Morgan Stanley — Analyst

Got you, thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Our next question comes from Bryan Elliott of Raymond James.

Bryan Elliott — Raymond James — Analyst

Hey, Mark, just wanted to clarify your answer to Joe’s food cost comment, a little deja vu from yesterday. You said when Joe asked about sort of the basket of commodities, you went through and said, well, the price increases we think will cover most and we see 70 to 85 bips of pressure in ‘08. I want to clarify if that was what you expect on a reported basis or if that’s before the impact of the price increases.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Thanks, Bryan, for clarifying that. That is a — that’s what we expect before price, so when we analyze all the changes that we’re seeing in the protein and the produce and so forth, we expect to see somewhere in that range of pressure, but the price and use, 28, 29, whatever you want to use on cost of sales, multiply it by the price increases we’re taking, that should offset substantially the majority of it. We are anticipating seeing a little pressure, but we’ll be able to offset the majority of it through price.

Bryan Elliott — Raymond James — Analyst

Okay. A little bit break point might be defined as what, 25 bips?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Yes, we — we’re going to see a little bit of pressure probably in 2008 on cost of sales.

Bryan Elliott — Raymond James — Analyst

I tried.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Yes.

Bryan Elliott — Raymond James — Analyst

That’s okay , Bryan. Thank

Operator

Our next question comes from Greg Ruedy of Stephens, Inc.

Greg Ruedy — Stephens, Inc. — Analyst

Good afternoon. Couple questions for Bert. I wanted to follow on John’s question about the pipeline. When you look out into ‘09 and beyond, how many of the sites do you view as, say, 105, 110 average weekly sales versus maybe some of the volumes we’ve seen in the last couple of years on average?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Well, our ‘07 class averaged 108. Now, as I look back, if you would have asked me that at the beginning of ‘07, I would not have expected that to happen. I don’t expect that to happen in ‘08. As we look at our new store class, we do not assume that it’s going to meet our system wide average. Again, we’ve been wrong a lot in the past and I’m hopeful that we’re wrong this year and I hope we have a great performing class, but we will see. As we look out into ‘09, there’s no question that as you extend the reach of a concept, whether it’s the Bistro or any other, and you begin to go to markets that are smaller in nature, you’re not going to do $100,000 a week. So we will have a mix of those markets as well as some more high profile markets or high profile sites that we can do great volumes at. I don’t think ‘09, at least as it lays out right now, will be that much different than ‘07 or ‘08 for that matter.

Greg Ruedy — Stephens, Inc. — Analyst

Okay. Question on the bowl. Is there a difference in prep time versus their corresponding entree?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

From a prep standpoint, no.

Greg Ruedy — Stephens, Inc. — Analyst

Or just a table turn time?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

The table turn time probably doesn’t differ that much either. The bowl, what we’ve done is we packaged — if you order a bowl product with us, you also get a cup of soup along with that. Frankly, what it allows us to do is to begin the guest experience a little bit quicker. After the server takes the order, we expect that there should be a delicious little cup of soup in front of our guests in fairly short order, so the meal process begins at lunch as everyone knows, lunch tends to be that day part where we are, where time is more of a factor. So we wanted to put together a great value for our guests and also begin to engage them as quickly as possible in the dining experience at lunchtime. So-so far, so good. The bowls are priced between $7.50 and $9.50 depending on the protein that you add to the bowl. It’s a great value. I highly recommend everyone out there listening to this call should run down to the Bistro today and have a bowl.

Greg Ruedy — Stephens, Inc. — Analyst

And then to follow on that, for a lunch server, then, how do you incentivize them to sell a lower priced item or tag on a mini dessert, given the time crunch of the consumer?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

It’s very easy for the server to offer the full, complete meal at the Bistro to our guests. Appetizers, entrees, desserts, espresso, again, that’s part and parcel of what we’ve always been about. At lunchtime, if a guest does not want to have that complete meal, there’s nothing that a server can do to change their opinion on that. Although I think if a guest sees that little mini dessert, I think everyone needs to have a little bite, a little bite of something sweet before they go back to the office. So I highly encourage you to do that, too. I think it’s — our servers realize that if they do a great job of taking care of our guests, they will come back again, and that’s the best way for our servers to make money, is have more people coming through our doors. They are smart enough to know that.

Greg Ruedy — Stephens, Inc. — Analyst

Right. Thanks so much.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Our final question comes from Mitch Spicer of Telsey Advisory Group.

Mitch Spicer — Telsey Advisory Group — Analyst

Thanks very much. I’m honored, and just a couple questions. First on, just on the relative food cost topic, again, I think in the third quarter, you mentioned that I thought, if I read the transcript right, that you expected relative food costs to be north of 28%. I guess that was excluding the price increase. Can you clarify that? Then I have a separate question.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

Yes, I don’t think we ever quantified what we thought our cost of sales was going to be in 2008. Obviously as we moved through Q4 and began finalizing all of the protein and — so forth contracts those numbers are going to move a little bit. I think we did talk a little bit in Q3 about pressure. I think at that time it was north of 100 basis points. It’s probably come back a little bit to us as we’ve finalized everything and viewed our overall impact for 2008.

Mitch Spicer — Telsey Advisory Group — Analyst

Okay, thanks. And separately, I just want to make sure I got the Bistro ‘08 outlook right. And I think in the fourth quarter last year, fourth quarter of ‘07 rather, check was up 5, so traffic was down about 6, and now you’re saying that the check is running up about 7 to 8. So does that imply that traffic has then decelerated from the fourth quarter?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

No, Mitch, what I was talking about was December, and in December, we saw an average increase in our check about 7 to 8%. Okay. The numbers we gave you for the quarter stand for the quarter. Understand that in December, it was a high volume period of time for us. We sold a fair amount of grill items in December.

Mitch Spicer — Telsey Advisory Group — Analyst

Right. Okay. I think I understand. Thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President

You bet. Okay, great. I appreciate everyone joining us today. We will talk to you again on April 23, when we discuss our Q1 2008 earnings release. Thank you.

Operator

This concludes today’s presentation. Thank you for your participation.